For the Period Novermber 01, 2005 through April 30, 2006

10f-3 Transactions

Emerging Markets Telecommunications Fund, Inc.


Date         Offering           Ticker    Broker           Price

12/06/2005   AXTEL SA ADR 144A  AXTLY144A Merrill Lynch    $17.04

02/07/2006   VIVAX SA  UNITS  VVAX11.SA ITAU SECURITIES  $11.19


                                        % of Offering

                        % of Offering   Allocated to

         Transaction    Allocated to    CSAM Clients

Shares   Amount         Fund            Including Funds

10000    $170,420.00    0.053%          0.05%

43600    $487,884.00    0.227%          1.04%


% of Assets   Member              Offering AMT (M)

0.14%         Lead Manager        18,810,000

0.39%         Joint Lead Manager  19,200,000